EXHIBIT 3.7




                            CERTIFICATE OF AMENDMENT

                                     of the

                          CERTIFICATE OF INCORPORATION

                                       of

                            HYDRON TECHNOLOGIES, INC.

               (Under Section 805 of the Business Corporation Law)


Hydron Technologies, Inc. hereby certifies that:

FIRST:   The name of the Corporation is Hydron Technologies, Inc. (hereinafter the "Corporation").

SECOND: The Certificate of Incorporation of the Corporation was filed by the Department of State of New York on January 30, 1948 under the name "Oral-Craft, Inc.," with subsequent name-change Certificates of Amendment thereto having been filed on January 7, 1970 and June 29, 1998, changing the name of the Corporation as of such dates to "Dento-Med Industries, Inc." and "Hydron Technologies, Inc.," respectively.

THIRD:   Article 3 of the Certificate of Incorporation of the Corporation is
hereby amended to restate the authorized capital of the Corporation.

         Accordingly, Article 3 of the Certificate of Incorporation is hereby stricken and replaced in its entirety to read as follows:

         "3.1 Authorized Shares. The total number of shares of stock which the Corporation shall have authority to issue is 35,000,000 shares comprised of (i) 30,000,000 shares of common stock, $.01 par value per share ("Common Shares"), and (ii) 5,000,000 shares of preferred stock, $.01 par value per share ("Preferred Shares;" together with the Common Shares, the "Shares"). Except as otherwise provided in accordance with this Certificate of Incorporation, the Common Shares shall have unlimited voting rights, with each share being entitled to one vote, and the rights to receive the net assets of the Corporation upon dissolution, with each share participating on a pro rata basis.

         3.2 Issuance of Preferred Shares. The Board of Directors is hereby authorized from time to time, without shareholder action, to provide for the issuance of Preferred Shares in one or more series not exceeding in the aggregate the number of Preferred Shares authorized by this Certificate of Incorporation, as amended from time to time; and to determine with respect to each such series, the voting powers, if any


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         (which voting powers, if granted, may be full or limited), designations, preferences, and relative, participating, option, or other special rights, and the qualifications, limitations, or restrictions relating thereto, including without limiting the generality of the foregoing, the voting rights relating to the Preferred Shares of any series (which may be one or more votes per share or a fraction of a vote per share, which may vary over time, and which may be applicable generally or only upon the happening and continuance of stated events or conditions), the rate of dividend to which the holders of Preferred Shares of any series may be entitled (which may be cumulative or noncumulative), the rights of holders of Preferred Shares of any series in the event of liquidation, dissolution, or winding up of the affairs of the Corporation, the rights, if any, of holders of Preferred Shares of any series to convert or exchange such Preferred Shares of such series for shares of any other class or series of capital stock or for any other securities, property, or assets of the Corporation or any subsidiary (including the determination of the price or prices or the rate or rates applicable to such rights to convert or exchange and the adjustment thereof, the time or times during which a particular price or rate shall be applicable), whether or not the shares of that series shall be redeemable, and if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates, and whether any shares of the series shall be redeemed pursuant to a retirement or sinking fund or otherwise and the terms of such obligations.

         3.3 Filings and Effectiveness. Before the Corporation shall issue any Preferred Shares of any series, Certificates of Amendment or Restated Certificates of Incorporation, fixing the voting powers, designations, preferences, the relative, participating, option or other rights, if any, and the qualifications, limitations, and restrictions, if any, relating to the Preferred Shares of each series, and the number of Preferred Shares of such series authorized by the Board of Directors to be issued, shall be filed with the secretary of state in accordance with the New York Business Corporation Law and shall become effective without any shareholder action. The Board of Directors is further authorized to increase or decrease (but not below the number of such shares or such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series."

         FIFTH: The foregoing amendment to the Certificate of Incorporation was authorized by a majority vote of the shareholders of the Corporation pursuant to
Section 803 of the Business Corporation Law of the State of New York.

         IN WITNESS WHEREOF, We have subscribed this Certificate this 6th day of August, 2001, and the statements contained therein are affirmed as true under the penalty of perjury.

                                       By: /s/: RICHARD BANAKUS
                                           --------------------
                                           Richard Banakus, Chair of Board &
                                           Interim President

                                       By: /s/: KAREN GRAY
                                           ---------------
                                           Karen Gray, Secretary


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